Exhibit 3

FORM OF ASSIGNMENT AGREEMENT BETWEEN RELATED PARTIES

This Assignment (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignors identified in item 1 below (the “Assignors”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (the “Agreement”) (as defined below). The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the receipt and adequacy of which are hereby acknowledged, the Assignors hereby irrevocably sell, assign and transfer to the Assignee, and the Assignee hereby irrevocably purchases from the Assignors, subject to and in accordance with the Standard Terms and Conditions, as of the Effective Date inserted by the Assignors as contemplated below the (i) the Assignors’ right, title and interest in and to the Assigned Collateral identified in item 5 below (the “Facility”) pursuant to that certain Agreement listed below and all payments arising thereunder, (ii) and any and all other collateral, guaranties, credit enhancements and enforcement rights (the “Related Documents”) related to or securing such Assigned Collateral and (iii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignors (in their capacities as Assignors) against any Person, whether known or unknown, arising under or in connection with the Agreement and/or Assigned Collateral, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) through (iii) above being referred to herein collectively as the “Assigned Interest”). The Assignors, as directed by their managing members, shall serve as perfection agent for Assignee and retains the right to act on behalf of its successors and assignees in respect to collections, capital aggregation and enforcement of rights, including, but not limited to, litigation if necessary or Assignee can enforce such rights in its own name if it elects to do so.

1.	Assignors:	ARENA SPECIAL OPPORTUNITIES PARTNERS I, LP and ARENA SPECIAL OPPORTUNITIES FUND, LP

2.	Assignee:	PORTENTS HOLDINGS LLC

3.	Guarantors:	FFO 1 2021 Irrevocable Trust, FFO 2 Irrevocable Trust, and KORR Value, LP

4.	Agreement:	Limited Guarantor Pledge Agreement, dated February 17, 2021, by and between Philip Falcone, FFO 1 2021 Irrevocable Trust, FFO 2 Irrevocable Trust, and KORR Value, LP

5.	Assigned Collateral:

Pledgor Name	Pledgor Address	Pledged Entity	Description of Pledged Interests
FFO 1 2021 Irrevocable Trust	22 East 67th Street New York, NY 10065	Madison Technologies, Inc.	100 Shares of Series B Preferred Stock
FFO 1 2021 Irrevocable Trust	22 East 67th Street New York, NY 10065	Madison Technologies, Inc.	Shares of Series E-1 Preferred Stock as Exchanged for 400 Shares of Series E Preferred Stock
FFO 2 2021 Irrevocable Trust	22 East 67th Street New York, NY 10065	Madison Technologies, Inc.	Shares of Series E-1 Preferred Stock as Exchanged for 400 Shares of Series E Preferred Stock
Korr Value, LP	14 Rolling Hill Road Old Westbury, NY 11568	Madison Technologies, Inc.	Shares of Series E-1 Preferred Stock as Exchanged for 200 Shares of Series E Preferred Stock

6.	Effective Date:	September 20, 2023

The terms set forth in this Assignment are hereby agreed to:

ASSIGNORS

ARENA SPECIAL OPPORTUNITIES PARTNERS I, LP

/s/ Lawrence Cutler
By: Lawrence Cutler
Title: Authorized Signatory

ARENA SPECIAL OPPORTUNITIES FUND, LP

/s/ Lawrence Cutler
By: Lawrence Cutler
Title: Authorized Signatory

ASSIGNEE

PORTENTS HOLDINGS LLC

/s/ Lawrence Cutler
By: Lawrence Cutler
Title: Authorized Signatory

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1          Assignors. The Assignors represent and warrant that (i) they are the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (iv) all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Assigned Interest are and shall be true and correct and such invoices, instruments and other documents are genuine and in all respects what they purport to be, (v) to the best of Assignors’ knowledge, all signatures and endorsements on all documents, instruments and agreements relating to the Agreement and Assigned Collateral are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, and (v) there is no Event of Default (as defined in the Agreement) in the performance or observance by the Borrower or any other Person of any of their respective obligations under any Facility.

1.2         Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it has received a copy of the Agreement, together with copies of the financial information of Borrower required to be delivered pursuant to the relevant section thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest; and (b) agrees that it will, independently and without reliance on the Assignors, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and/or Assigned Collateral.

2.           Payments. From and after the Effective Date, all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) shall be made to the Assignors for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.